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EXHIBIT 21

LIST OF SUBSIDIARIES
PREVIEW SYSTEMS, INC.

1.
Preview Systems International, Inc.

2.
Preview Systems, KK

3.
P.A. Merger Sub

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EXHIBIT 21
LIST OF SUBSIDIARIES PREVIEW SYSTEMS, INC.